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                                                                    EXHIBIT 23.1








               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS






The Board of Directors
Ledger Capital Corp.:

We consent to incorporation by reference in the subject registration statement (No. 33-80-700) on Form S-8 of Ledger Capital Corp. of our report dated August 3, 2001, relating to the consolidated statements of financial condition of Ledger Capital Corp. and subsidiary as of June 30, 2001 and 2000, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended June 30, 2001, which report appears in the June 30, 2001 annual report on Form 10-K of Ledger Capital Corp.


                                                                  /s/  KPMG LLP



Milwaukee, Wisconsin
September 12, 2001